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EXHIBIT 3.4

                    AUSTRAL PACIFIC ENERGY CORP.

       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     (After Issuance of Stock)

     We the undersigned, Michael Hinshaw, President and Chief
Executive Officer, and Mark Katsumata, Secretary, of Austral
Pacific Energy Corp. do hereby certify:

     THAT the Board of Directors of said corporation adopted resolutions on the first day of March, 1999, to amend the original articles as follows:

     Article "First" is hereby amended to read as follows:

          FIRST: The name of the corporation is Verida Internet
Corp.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,887,000; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                         /s/ Michael Hinshaw
                         Michael Hinshaw, President and CEO

                         /s/ Mark Katsumata, Secretary

     On March 8, 1999, Michael Hinshaw, President and CEO, personally appeared before me, a Notary Public, who acknowledged that he executed the above instrument.

                 /s/ Wayne Lang
                 Wayne Lang, Commission #1182710 Notary Public
                 - California, Marin County, My Commission
                 Expires May 7, 2002

     On March 9, 1999, Mark Katsumata, Secretary, personally appeared before me, a Notary Public, who acknowledged that he executed the above instrument.

    /s/ Bernhard Zinkhofer, Barrister & Solicitor & Notary Public
    Lang Michener Lawrence & Shaw
    1500 - 1055 West Georgia Street
    P. O. Box 11117
    Vancouver, British Columbia V6E 4N7